Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne – Sr. Vice President - Finance
Dover, Delaware, July 30, 2020	(302) 883-6592

DOVER MOTORSPORTS, INC.

REPORTS RESULTS FOR THE SECOND QUARTER OF 2020 AND

CLOSING OF NASHVILLE LAND SALE

Dover Motorsports, Inc. (NYSE: DVD) today reported results for the three months ended June 30, 2020.

The COVID-19 pandemic caused the postponement of the Company’s scheduled May NASCAR weekend and the cancelation of the Firefly Music Festival (“Firefly”). The three NASCAR events originally scheduled to be held in May will now be held without fans in combination with our already scheduled August NASCAR weekend events. Firefly will not be rescheduled in 2020, though it is expected to return in 2021. The Company promoted a NASCAR triple-header and hosted Firefly in Dover during the second quarter of 2019. Accordingly, the results for the second quarter of 2020 are not comparable to last year.

Revenues for the second quarter of 2020 were $110,000 compared to $24,838,000 for the second quarter of 2019. The decrease is primarily from the schedule changes described above.

Operating and marketing expenses decreased to $812,000 in the second quarter of 2020 from $14,584,000 in the second quarter of 2019.  The decrease is also from the schedule changes and cost cutting efforts implemented at the onset of the pandemic.

General and administrative expenses were $1,877,000 in the second quarter of 2020 compared to $1,826,000 in the second quarter of 2019.

The adjustment to the contingent obligation was a benefit of $353,000 in the second quarter of 2020 compared to an expense of $135,000 during the second quarter of 2019, primarily from changed sales tax assumptions associated with the planned reopening of Nashville Superspeedway.

Other income increased to $163,000 in the second quarter of 2020 from $57,000 in the second quarter of 2019, primarily from higher gains on equity investments.

Loss before income taxes for the second quarter of 2020 was ($2,844,000) compared to earnings before income taxes of $7,546,000 for the second quarter of 2019.

The Company’s effective income tax rate was a benefit of 75.8% in the second quarter of 2020 and is the result of reversing a portion of a previously booked valuation allowance on Tennessee state deferred tax assets, which we now expect to realize with the reopening of the Nashville Superspeedway next year.

Net loss for the second quarter of 2020 was ($689,000) or ($0.02) per diluted share compared to net earnings for the second quarter of 2019 of $5,501,000 or $0.15 per diluted share.

On July 29, 2020, we closed on the sale of approximately 97 acres of property near our Nashville Superspeedway pursuant to an option agreement with an entity owned by Panattoni Development Company. Proceeds from the sale, less closing costs, were approximately $6.5 million. The purchaser had previously paid to us a $500,000 deposit that was credited to the purchase price. Net proceeds after taxes are estimated to be approximately $5.3 million. None of the acreage sold extends to the land on which our superspeedway is sited and the Company continues to hold approximately 1,000 acres of commercial real estate, including the superspeedway.

At June 30, 2020, the Company had no outstanding indebtedness and almost $2.9 million in available cash.

* * *

This release contains or may contain forward-looking statements based on management's beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company's SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a promoter of NASCAR sanctioned and other motorsports events in the United States whose subsidiaries own and operate Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Revenues:
Admissions	$-	$2,502	$-	$2,502
Event-related	110	3,453	314	3,582
Broadcasting	-	18,878	-	18,878
Other	-	5	-	5
	110	24,838	314	24,967

Expenses:
Operating and marketing	812	14,584	1,800	15,639
General and administrative	1,877	1,826	3,864	3,742
Depreciation	765	794	1,533	1,587
Cost to remove long-lived assets	-	-	341	-
	3,454	17,204	7,538	20,968

Gain on sale of land	-	-	-	139

Operating (loss) earnings	(3,344)	7,634	(7,224)	4,138

Interest expense, net	(16)	(10)	(13)	(16)
Benefit (provision) for contingent obligation	353	(135)	(16)	(246)
Other income, net	163	57	25	189

(Loss) earnings before income taxes	(2,844)	7,546	(7,228)	4,065

Income tax benefit (expense)	2,155	(2,045)	3,399	(1,054)

Net (loss) earnings	$(689)	$5,501	$(3,829)	$3,011

Net (loss) earnings per common share:
Basic	$(0.02)	$0.15	$(0.11)	$0.08
Diluted	$(0.02)	$0.15	$(0.11)	$0.08

Weighted average shares outstanding:
Basic	35,836	36,010	35,835	36,021
Diluted	35,836	36,010	35,835	36,021

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	June 30,	June 30,	December 31,
	2020	2019	2019
ASSETS
Current assets:
Cash	$2,886	$8,989	$7,577
Accounts receivable	1,035	1,449	645
Inventories	18	20	18
Prepaid expenses and other	1,493	933	1,186
Income taxes receivable	353	-	283
Assets held for sale	1,622	2,203	-
Total current assets	7,407	13,594	9,709

Property and equipment, net	68,398	69,881	71,357
Right of use asset	150	231	188
Other assets	1,156	1,169	1,212
Total assets	$77,111	$84,875	$82,466

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$26	$712	$119
Accrued liabilities	2,948	3,053	3,710
Income taxes payable	-	1,149	-
Contract liabilities	3,676	2,008	976
Non-refundable deposit	500	-	-
Total current liabilities	7,150	6,922	4,805

Liability for pension benefits	863	666	1,016
Lease liability	73	157	112
Non-refundable deposit	-	500	500
Provision for contingent obligation	3,404	2,630	3,389
Deferred income taxes	5,300	8,074	8,676
Total liabilities	16,790	18,949	18,498

Stockholders' equity:
Common stock	1,788	1,809	1,782
Class A common stock	1,851	1,851	1,851
Additional paid-in capital	101,112	101,388	100,994
Accumulated deficit	(40,797)	(35,815)	(36,968)
Accumulated other comprehensive loss	(3,633)	(3,307)	(3,691)
Total stockholders' equity	60,321	65,926	63,968
Total liabilities and stockholders' equity	$77,111	$84,875	$82,466

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Six Months Ended
	June 30,
	2020	2019
Operating activities:
Net (loss) earnings	$(3,829)	$3,011
Adjustments to reconcile net (loss) earnings to net cash (used in) provided by operating activities:
Depreciation	1,533	1,587
Amortization of credit facility fees	28	31
Stock-based compensation	218	176
Deferred income taxes	(3,399)	(317)
Provision for contingent obligation	16	246
Losses (gains) on equity investments	50	(113)
Gain on sale of land	-	(139)
Changes in assets and liabilities:
Accounts receivable	(390)	(773)
Inventories	-	1
Prepaid expenses and other	(321)	58
Accounts payable	(93)	555
Accrued liabilities	(762)	(104)
Payable to Dover Downs Gaming & Entertainment, Inc.	-	(9)
Income taxes payable/receivable	(70)	1,031
Contract liabilities	2,700	868
Liability for pension benefits	(73)	(36)
Net cash (used in) provided by operating activities	(4,392)	6,073

Investing activities:
Capital expenditures	(196)	(2,154)
Proceeds from sale of land and equipment, net	-	827
Non-refundable deposit received	-	500
Purchases of equity investments	(240)	(9)
Proceeds from sale of equity investments	231	1
Net cash used in investing activities	(205)	(835)

Financing activities:
Borrowings from revolving line of credit	180	4,060
Repayments on revolving line of credit	(180)	(4,060)
Repurchase of common stock	(94)	(200)
Net cash used in financing activities	(94)	(200)

Net (decrease) increase in cash	(4,691)	5,038
Cash, beginning of period	7,577	3,951
Cash, end of period	$2,886	$8,989